Exhibit 2.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:10 P 08/04/2022
FILED 02:10PM08/04n022
SR 20223179171 - File
Number 6952132

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

INVESTABLES PROJECTS LLC

This Certificate of Formation of INVESTABLES PROJECTS LLC (the “Company”), is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

FIRST:	The name of the limited liability company is: INVESTABLES PROJECTS LLC.

SECOND:	The Company’s registered office in the State of Delaware is located at: 16192 Coastal Highway, City of Lewes, County of Sussex, DE 19958. The name of the registered agent of the Company at such address, upon whom process against the Company may be served, is the Harvard Business Services Inc.

THIRD:	Notice is hereby given that pursuant to Section 18-215 of the Delaware Act, the Company is or may hereafter be constituted as a series limited liability company and that pursuant to Section 18-215(b) of the Delaware Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Company shall be enforceable against the assets of such series only and not against the assets of the Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the Company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

FOURTH:	This Certificate of Formation shall be effective on the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation dated as of this 3rd day of August 2022.

/s/ Dmytro Lokshyn
Dmytro Lokshyn Authorized Person